Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for June 30, 2011. Net assets of the Fund were unaffected by the reclassifications.

                                                                                          Increase                                Increase
                                                                             to Accumulated             to Accumulated Net
    Increase to                       Net Investment                       Realized Loss
             Paid-in Capital                                      Income                   on Investments4
-------------------------------------------------------------------------------------------------------------------
     $2,528,186                                   $793,832                            $3,322,018

4. $253,199 was distributed in connection with Fund share redemptions